UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. __)

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material pursuant to § 240.14a-12

RLJ Entertainment, Inc.
(Name of Registrant as Specified in Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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RLJ ENTERTAINMENT, INC.

8515 Georgia Avenue, Suite 650
Silver Spring, Maryland 20910

Dear Fellow Stockholders:

You are cordially invited to attend the 2015 Annual Meeting of Stockholders of RLJ Entertainment, Inc. (or the Company) on Friday, July 31, 2015 at 11:00 a.m. local time at the offices of Arent Fox LLP located at 1717 K Street, NW, Washington, DC 20006.

Our Board of Directors recommends that stockholders vote FOR the following four proposals that will be considered and voted on during the Annual Meeting:

1.	Elect one Class II director nominated by the Board of Directors for a three year term (Proposal 1);
2.	To ratify the terms and issuance of our Series A-1 Convertible Preferred Stock, stated value $1,000 per share, Series A-2 Convertible Preferred Stock, stated value $1,000 per share, Series B-1 Convertible Preferred Stock, stated value $1,000 per share and Series B-2 Convertible Preferred Stock, stated value $1,000 per share (the “Preferred Stock”), warrants exercisable for an aggregate of 9,313,873 shares of common stock (the “Warrants”), and to approve the issuance of such number of shares of common stock issuable upon conversion of the Preferred Stock and upon exercise of the Warrants, including shares issuable pursuant to the anti-dilution provisions, exceeding 19.99% of our outstanding common stock (Proposal 2);
3.	Vote on an advisory basis upon the compensation of the named executive officers as disclosed in the accompanying proxy statement (Proposal 3); and
4.	Ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal 4).

Please read the accompanying proxy statement and other documents delivered to you carefully for information about the matters you are being asked to consider and vote upon.  Your vote is important.  Whether or not you attend the Annual Meeting in person, the Board urges you to promptly vote your proxy as soon as possible by mail using the enclosed postage-paid reply envelope.  If you decide to attend the meeting and vote in person, you will, of course, have that opportunity.

Thank you for your continued support.

Sincerely,

Robert L. Johnson	Miguel Penella
Chairman of the Board	Chief Executive Officer

RLJ ENTERTAINMENT, INC.

8515 Georgia Avenue, Suite 650
Silver Spring, Maryland 20910

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On July 31, 2015

To our Stockholders:

On behalf of the Board of Directors, you are cordially invited to attend the 2015 Annual Meeting of Stockholders, which will be held at the offices of Arent Fox LLP located at 1717 K Street, NW, Washington, DC 20006 at 11:00 a.m. local time on Friday, July 31, 2015, for the following purposes:

1.	Elect one Class II director nominated by the Board of Directors for a three-year term (Proposal 1);
2.	To ratify the terms and issuance of our Series A-1 Convertible Preferred Stock, stated value $1,000 per share, Series A-2 Convertible Preferred Stock, stated value $1,000 per share, Series B-1 Convertible Preferred Stock, stated value $1,000 per share and Series B-2 Convertible Preferred Stock, stated value $1,000 per share (the “Preferred Stock”), warrants exercisable for an aggregate of 9,313,873 shares of common stock (the “Warrants”), and to approve the issuance of such number of shares of common stock issuable upon conversion of the Preferred Stock and upon exercise of the Warrants, including shares issuable pursuant to the anti-dilution provisions, exceeding 19.99% of our outstanding common stock (Proposal 2);
3.	Vote on an advisory basis upon the compensation of the named executive officers as disclosed in the accompanying proxy statement (Proposal 3); and
4.	Ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal 4), and
5.	To discuss and resolve any other matters that properly come before the meeting.

These items of business are more fully described in the proxy statement accompanying this Notice.  Please carefully read the accompanying proxy statement and other documents delivered with the proxy statement.

The Board of Directors recommends stockholders vote “FOR” Proposals 1, 2, 3 and 4, as set forth in the accompanying proxy statement.

Stockholders of record of our common stock at the close of business on June 10, 2015 will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

We have enclosed a proxy statement, our 2014 Annual Report, a form of proxy and a postage-paid reply envelope.

Your vote is important, and we appreciate your cooperation in considering and acting on the matters presented.

By order of the Board of Directors,

Miguel Penella
Chief Executive Officer

June 17, 2015

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to Be Held on July 31, 2015

The Company’s proxy statement and the 2014 Annual Report are available on the Investors webpages at www.rljentertainment.com or http://phx.corporate-ir.net/phoenix.zhtml?c=109706&p=irol-reports.

IMPORTANT

Whether or not you expect to attend the Annual Meeting in person, we urge you to vote your proxy at your earliest convenience by mail using the enclosed postage-paid reply envelope.  This will help ensure the presence of a quorum at the Annual Meeting and will save us the expense of additional solicitation.  Sending in your proxy will not prevent you from voting your shares in person at the Annual Meeting if you desire to do so.  Your proxy is revocable at your option in the manner described in the accompanying proxy statement.

Item	Page

Questions and Answers About these Proxy Materials and the Annual Meeting	3
Special Note Regarding Forward-Looking Statements	6
Proposal 1: Election of Directors	7
Board of Directors and Corporate Governance	10
Security Ownership of Certain Beneficial Owners and Management	14
Executive Officers	17
Certain Relationships and Transactions with Related Persons	17
Executive Compensation	19
Compensation Discussion and Analysis	19
Compensation Committee Report	21
Summary Compensation Table for Fiscal Year 2014	22
Employment Agreements	22
Outstanding Equity Awards at Fiscal Year End 2014	25
Director Compensation	25
Director Compensation Table for Fiscal Year 2014	25
Equity Compensation Plan Information	26
Audit Committee Report	26
Principal Accountant	27
Proposal 2: To ratify the terms and issuance of our Preferred Stock and Warrants, and to approve the issuance of such number of shares of common stock issuable upon conversion of the Preferred Stock and Warrants, including shares issuable pursuant to the anti-dilution provisions, exceeding 19.99% of our outstanding common stock	28
Proposal 3: Vote on an advisory basis on the compensation of the named executive officers	31
Proposal 4: Ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2015	31
Stockholder Proposals for the 2016 Annual Meeting	32
Householding of Proxies	32
Other Matters	33

RLJ ENTERTAINMENT, INC.
8515 Georgia Avenue, Suite 650
Silver Spring, Maryland 20910
(301) 608-2115

Proxy Statement
For the 2015 Annual Meeting of Stockholders
To Be Held On Friday, July 31, 2015

Our Board of Directors (or our Board) is soliciting proxies to be voted at the Annual Meeting of Stockholders on Friday, July 31, 2015 at 11:00 a.m., local time, and at any adjournments or postponements thereof, for the purposes set forth in the attached Notice of Annual Meeting of Stockholders.  Directions to the offices of Arent Fox (where you will be able to attend the Annual Meeting and vote in person) can be found at http://www.arentfox.com/contact/washington-dc#.VWSOPXl0ymQ.

The notice, this proxy statement and the form of proxy enclosed are first being sent to stockholders on or about June 19, 2015.  As used in this proxy statement, the terms “RLJE,” “Company,” “we,” “us” and “our” refer to RLJ Entertainment, Inc., and the term “Business Combination” refers to the business combination of RLJE, Image Entertainment, Inc. (or Image) and Acorn Media Group, Inc. (or Acorn) completed on October 3, 2012

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND THE ANNUAL MEETING

Why am I receiving these materials?

Our Board is providing these proxy materials to you in connection with the 2015 Annual Meeting of Stockholders of the Company, to be held on July 31, 2015.  As a stockholder of record of our common stock on June 10, 2015, you are invited to attend the Annual Meeting and are entitled to and requested to vote on the proposals described in this proxy statement.

Who is soliciting my vote pursuant to this proxy statement?

Our Board is soliciting your vote at the Annual Meeting.  In addition, certain of our officers and employees may solicit, or be deemed to be soliciting, your vote.

Who is entitled to vote?

Only stockholders of record of our common stock at the close of business on June 10, 2015 are entitled to vote at the Annual Meeting.  If your shares of common stock are registered in your name on the records of the Company maintained by the Company's transfer agent, Computershare, these proxy materials are being sent to you directly.  If your shares are held in “street name,” meaning that they are registered in the name of a broker, nominee, fiduciary or other custodian, then generally only that broker, nominee, fiduciary or other custodian may execute a proxy and vote your shares.  If you hold shares in “street name,” these proxy materials are being sent to you by the broker, nominee, fiduciary or other custodian through which you hold your shares.

How many shares are eligible to be voted?

As of the record date of June 10, 2015, we had 12,882,275 shares of common stock outstanding.  Each outstanding share of our common stock entitles its holder to one vote on each matter to be voted on at the Annual Meeting.

What am I voting on?

You are voting on the following matters:

To elect one Class II director nominated by the Board of Directors, for a three-year term;

To ratify the terms and issuance of our Preferred Stock and Warrants, and to approve the issuance of such number of shares of common stock issuable upon conversion of the Preferred Stock and exercise of the Warrants, including shares issuable pursuant to the anti-dilution provisions, exceeding 19.99% of our outstanding common stock;

RLJ Entertainment, Inc.

To vote on an advisory basis upon the compensation of the named executive officers as disclosed in this proxy statement;

To vote to ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2015; and

Any other matters that properly come before the meeting.

The Board of Directors does not currently know of any other matters that may be brought before the meeting for a vote.  However, if any other matters are properly presented for action, it is the intention of the persons named on the proxy card to vote on them according to their best judgment.

How does our Board recommend that I vote?

For the reasons set forth in more detail later in this proxy statement, our Board recommends that you vote:

“FOR” the Class II director nominated by the Board of Directors (Proposal 1);

“FOR” ratify the terms and issuance of our Preferred Stock and Warrants, and to approve the issuance of such number of shares of common stock issuable upon conversion of the Preferred Stock and exercise of the Warrants, including shares issuable pursuant to the anti-dilution provisions, exceeding 19.99% of our outstanding common stock(Proposal 2);

“FOR” approval of the compensation of the named executive officers (Proposal 3); and

“FOR” ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal 4).

How may I cast my vote?

Stockholder of Record.   If you are the stockholder of record, you may vote by one of the following methods:

in person at the Annual Meeting;

by mail;

by using the Internet; or

by telephone.

Whichever method you use, the proxies identified on the proxy card will vote the shares of which you are the stockholder of record in accordance with your instructions.  If you sign, date and return your proxy card without giving specific voting instructions, the proxies will vote your shares for Proposals 1, 2, 3 and 4.  The proxies will vote in their discretion with respect to any other matter properly presented for a vote at the Annual Meeting or any adjournment or postponement thereof.

Beneficial Owners of Shares Held in "Street Name."   If you are a beneficial owner of shares held in "street name" and do not provide the broker, nominee, fiduciary or other custodian through which you hold your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters.  Of the proposals set forth in this proxy statement, only the ratification of the appointment of KPMG LLP is considered to be a routine matter.  If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform us that it does not have the authority to vote on this matter with respect to your shares.  This is generally referred to as a "broker non-vote."  When we tabulate the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present but will not otherwise be counted.  Your broker or nominee will usually provide you with the appropriate instruction form at the time you receive this proxy statement.  We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions in the voting instruction form.

What do I need to bring with me if I attend the Annual Meeting?

If you plan on attending the Annual Meeting, please remember to bring with you photo identification, such as a driver's license.  In addition, if you hold shares in "street name" you should bring an account statement or other acceptable evidence of ownership of common stock as of the close of business on June 10, 2015, the record date for voting.  Finally, if you hold shares in "street name," in order to vote at the Annual Meeting, you will also need a valid “legal proxy” issued in your name, which you can obtain by contacting your account representative at the broker, nominee, fiduciary or other custodian through which you hold your shares.

RLJ Entertainment, Inc.

How may I cast my vote by mail?

To vote by mail, you may complete the enclosed proxy card and then sign, date and return it in the postage-paid reply envelope provided.  Submitting a proxy now will not limit your right to vote at the Annual Meeting if you decide to attend in person.

If your shares are held in "street name," meaning that they are registered in the name of a broker, nominee, fiduciary or other custodian, then generally only that broker, nominee, fiduciary or other custodian may execute a proxy and vote your shares.  Your broker, nominee, fiduciary or other custodian should provide you with a voting instruction form for your use to provide them with instructions as to how to vote your shares at the Annual Meeting.  If your shares are held of record in "street name" by a broker, nominee, fiduciary or other custodian and you wish to vote in person at the Annual Meeting, you must obtain from the record holder a "legal proxy" issued in your name.

Stockholders that receive more than one proxy card or voting instruction form have shares registered in different forms or in more than one account.  Stockholders that receive more than one proxy card are requested to please sign, date and return all proxy cards and provide instructions for all voting instruction forms received to ensure that all of their shares are voted.

Shares represented by a properly executed proxy will be voted at the Annual Meeting and, when instructions have been given by the stockholder, will be voted in accordance with those instructions.  Properly executed proxies that do not contain voting instructions with regard to a proposal will be voted "FOR" any such proposal.

How may I cast my vote over the Internet or by telephone?

If you are a stockholder of record, in addition to voting in person or by completing and mailing the proxy card, you may vote by using the Internet or by telephone. If you wish to vote via the Internet, access the website set forth on your proxy card and follow the instructions given. You will need your proxy card in hand when you access the website. Or, you can vote via telephone by calling the telephone number set forth on your proxy card. You will need your proxy card in hand when you call that number. You may vote via the Internet or telephone up until 11:59 p.m. Eastern Time the day before the Annual Meeting.

If you hold your shares in "street name," the broker, nominee, fiduciary or other custodian through which you hold your shares will instruct you as to how your shares may be voted by proxy.

How may I revoke or change my vote?

If you are the record owner of your shares, you may revoke your proxy at any time before it is voted at the Annual Meeting by:

submitting to our Secretary a new proxy card, dated later than the prior proxy card;

delivering written notice to our Secretary at 8515 Georgia Avenue, Suite 650, Silver Spring, Maryland 20910 stating that you are revoking your proxy; or

attending the Annual Meeting and voting your shares in person.

Please note that attendance at the Annual Meeting will not, by itself, constitute revocation of your proxy.

What are the voting requirements?

Quorum Requirement.   Nevada law and our bylaws require that a quorum exist for the transaction of business at a stockholder meeting.  A quorum for the actions to be taken at the Annual Meeting will consist of a majority of the voting power of the outstanding shares of stock that are entitled to vote at the Annual Meeting.  Therefore, at the Annual Meeting, the presence, in person or by proxy, of the holders of shares of common stock representing at least 6,441,138 votes will be required to establish a quorum.  Proxies marked as abstaining, and any proxies returned by brokers as "broker non-votes" on behalf of shares held in "street name" because beneficial owners' discretion has been withheld as to one or more matters on the agenda for the Annual Meeting, will be treated as present and entitled to vote and will count towards the establishment of a quorum.

RLJ Entertainment, Inc.

Required Votes.   Each outstanding share of our common stock is entitled to one vote on each proposal at the Annual Meeting.  Approval of the proposals requires the following affirmative vote:

Approval required for Proposal 1 (Election of Directors):  the candidate for director receiving the highest number of affirmative votes will be elected.  In an election of directors by plurality vote, abstentions have no effect, since approval by a percentage of the shares present or outstanding is not required.  "Broker non-votes" will also have no effect on this proposal.

Approvals required for all other proposals:  each of the remaining proposals requires the affirmative vote of a majority of the voting power represented by stockholders present, in person or by proxy, at the Annual Meeting.  Abstentions will have the same effect as a vote against these proposals.

The Company has received voting agreements from directors, officer and certain institutional investors holding in the aggregate more than 50% of the common stock to vote in favor of approval of Proposal 2.

What happens if the Annual Meeting is adjourned?

If the Annual Meeting is adjourned to another time or place, notice is not required to be provided to the stockholders of the adjourned meeting if the time, place and means of any remote communications by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken and no new record date is fixed for the adjourned meeting after the adjournment.  If we adjourn the Annual Meeting to a later date, we will conduct the same business at the later meeting and, unless we set a new record date, only the stockholders who were eligible to vote at the original meeting will be permitted to vote at the adjourned meeting.  Unless we set a new record date for an adjourned meeting and you are no longer a stockholder on the new record date, your proxy will still be effective and may be voted at the adjourned meeting.  In that case, you will still be able to change or revoke your proxy until it is voted.

Who is paying for the costs of this proxy solicitation?

The Company will bear the cost of this solicitation of proxies.  In addition to mailing these proxy materials, our directors, officers and employees may, without being additionally compensated, solicit proxies personally and by mail, telephone, facsimile, or electronic communication.  We will reimburse banks and brokers for their reasonable out-of-pocket expenses related to forwarding proxy materials to beneficial owners of stock or otherwise in connection with this solicitation.

Who are the proxies?

The Board of Directors of the Company has appointed Andrew Wilson and Dawn Martens to serve as proxies at the Annual Meeting.  When you fill out your proxy card and return it, or if you vote electronically, you will be giving the proxies your instruction on how to vote your shares at the Annual Meeting.

Who will count the votes?

Computershare, our transfer agent, will receive and tabulate the proxy cards, ballots and voting instruction forms for us.

Whom should I call if I have questions regarding the Annual Meeting?

If you have questions regarding the Annual Meeting, please contact Dawn Martens (Corporate Secretary) at (301) 608-2115.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements that involve risks and uncertainties within the meaning of the Private Securities Litigation Reform Act of 1995.  Other than statements of historical fact, all statements made in this proxy statement are forward-looking, including, but not limited to, statements regarding industry prospects, future results of operations or financial position, and statements of our intent, belief and current expectations about our strategic direction, prospective and future results and condition.  In some cases, forward-looking statements may be identified by words such as “will,” “should,” “could,” “may,” “might,” “expect,” “plan,” “possible,” “potential,” “predict,” “anticipate,” “believe,” “estimate,” “continue,” “future,” “intend,” “project” or similar words.

Unless otherwise required by law, we undertake no obligation to release publicly any updates or revisions to any such forward-looking statements that may reflect events or circumstances occurring after the date of this proxy statement. There are a number of factors, many of which are beyond our control, that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  For a discussion of such factors, please see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

RLJ Entertainment, Inc.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Bylaws provide that the number of directors can by determined by the Board, with the current number set by the Board at seven.  The following is the nominee for election as Class II director proposed by the current Board to be elected at the 2015 Annual Meeting for a three-year term:

Class	Member(s)	Length of Term if Elected at 2014 Annual Meeting	Term Expires

II	Miguel Penella	3-year term	2018 Annual Meeting

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named in the table above.  Each nominee has consented to serve as a director of the Company if elected, and management has no reason to believe the nominees will be unable to serve as directors.  In the event that a nominee becomes unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote the proxies for any substitute nominee who is designated by the current Board to fill the vacancy.

In connection with the recent completion of the private placement of the Preferred Stock, the Company agreed that the Board would be reduced to seven members by November 20, 2015.  In connection with this agreement Messrs. Edwards, Goldfarb and Sinclair and Ms. Wardell have resigned as directors, reducing the Board to a total of seven directors, with five directors elected by the holders of the common stock and two directors elected by the holders of the Preferred Stock.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE NOMINEE.

Information including principal occupation and other business affiliations, age, positions and offices held with us, and the year each current director was first elected is shown in the table below.  For information regarding each nominee's security ownership, see “Security Ownership of Certain Beneficial Owners and Management” below.

Name	Director Since	Age	Principal Occupation and Business Experience During Past Five Years and Other Directorships

Robert L. Johnson	2012	69
Mr. Johnson was appointed as the Company’s chairman in October 2012. From November 2010 to October 2012, Mr. Johnson served as the chairman of the board of RLJ Acquisition, Inc., a special purpose acquisition company that created the Company. Mr. Johnson founded The RLJ Companies, an innovative business network that owns or holds interests in a diverse portfolio of companies in businesses operating in hotel real estate investment; private equity; financial services; asset management; automobile dealerships; sports and entertainment; and video lottery terminal (or VLT) gaming, and has served as its chairman since February 2003. Prior to forming The RLJ Companies, Mr. Johnson was founder and chief executive officer of Black Entertainment Television (or BET), which was acquired by Viacom Inc. in 2001. He continued to serve as chief executive officer of BET until February 2006. In July 2007, Mr. Johnson was named by USA Today as one of the “25 most influential business leaders of the past 25 years.” Mr. Johnson currently serves on the boards of directors of RLJ Lodging Trust (NYSE: RLJ), KB Home (NYSE: KBH), Lowe’s Companies, Inc. (NYSE: LOW), Strayer Education, Inc. (NASDAQ: STRA) and Retirement Clearinghouse, LLC. He previously served as a director of Hilton Hotels Corporation, US Airways Group, Inc., General Mills, Inc. and IMG Worldwide, Inc., and a member of the board of trustees at The Johns Hopkins University. We believe that Mr. Johnson’s professional background, his prior executive leadership positions at various companies, and current and past board positions, make him well qualified as a Chairman of the Company’s board of directors.

RLJ Entertainment, Inc.

Name	Director Since	Age	Principal Occupation and Business Experience During Past Five Years and Other Directorships

Miguel Penella	2012	46
Mr. Penella was appointed as the Company’s Chief Executive Officer on January 18, 2013.  From October 2012 until January 18, 2013, Mr. Penella served as Chief Operating Officer. Mr. Penella has served as a director of the Company since October 2012. From April 2007 to October 2012, Mr. Penella served as chief executive officer of Acorn Media Group, Inc., which was acquired by the Company in October 2012, where he oversaw operations and was the driving force behind the worldwide expansion of both the Acorn and Acacia brands, including the acquisition of 64% of Agatha Christie Limited and the launch of Acorn TV, the Company’s first proprietary subscription VOD channel. From 2004 to April of 2007, Mr. Penella was president of Acorn’s direct-to-consumer operations offering DVDs and other high quality products through catalogs and online marketing vehicles. Under his leadership, Acorn’s direct-to-consumer operations grew from $8 million to $40 million in sales. Mr. Penella came to Acorn from Time-Life where he rose in the ranks from circulation director of the catalog department to director of catalogs for the music division and then to vice president of customer marketing in 2001. Previously, he worked in catalog management for the National Direct Marketing Corporation and the National Wildlife Federation. We believe that Mr. Penella’s professional background, his position in the Company and his prior senior leadership positions at various companies make him well qualified as a member of the Company’s board of directors.

Tyrone Brown	2012	72
Mr. Brown has served as a member of the Company’s board of directors since October 2012. Mr. Brown is a self-employed attorney. Since January 2014, Mr. Brown has served as Consulting Counsel at Wiley Rein, a Washington, DC law firm where he consults with the firm's clients on media and telecommunications matters.  Mr. Brown was an initial investor and director in the successful re-launch after bankruptcy of IRIDIUM, the global mobile satellite system, serving as IRIDIUM’s vice chairman from January 2002 until a successful public offering in October 2009. Previously, he was the co-founder of District Cablevision, the DC cable television system, where he was president and a director from 1986 to February 1992. Mr. Brown also served as a director and principal outside counsel of Black Entertainment Television (or BET) until its successful public offering in 1991, and vice president and general counsel of Post-Newsweek Stations, the broadcast station subsidiary of the Washington Post Company, from 1971 to 1974. In addition to his entrepreneurial and business activities, Mr. Brown has practiced communications law at a number of major DC law firms and served as a law clerk for the late Chief Justice of the Supreme Court Earl Warren, as an aide to Senator Edmund Muskie and as an FCC Commissioner under the Carter Administration. We believe that Mr. Brown’s professional background in the media sector, his prior senior leadership positions at various companies, and extensive legal experience, make him well qualified as a member of the Company’s board of directors.

RLJ Entertainment, Inc.

Name	Director Since	Age	Principal Occupation and Business Experience During Past Five Years and Other Directorships

Andor (Andy) M. Laszlo	2012	48
Mr. Laszlo has served as a member of the Company’s board of directors since October 2012. Mr. Laszlo joined Sun Trust Robinson Humphrey in January 2014 where he serves as Managing Director and Head of Technology, Media & Communications Equity Origination. Mr. Laszlo served as a Managing Director at Lazard Capital Markets LLC (or LCM) from June 2010 to December 2013, where he served as Head of Corporate Underwriting and Head of Business Development.  Prior to joining LCM, Mr. Laszlo served as a Senior Advisor to Sports Properties Acquisition Corp., a special purpose acquisition company focused on the sports, leisure and entertainment sectors, from November 2007 to April 2010. Between 1997 and 2007, Mr. Laszlo held various senior equity capital markets positions at both Lehman Brothers and Bank of America Securities.  Mr. Laszlo was the Head of Media & Telecom equity capital markets for Bank of America Securities based in New York, NY.  Prior to that, Mr. Laszlo was Head of Equity Syndicate and Head of Media & Telecom Equity Capital Markets at Lehman Brothers International (Europe), during which time he was based in London, England.  In between his tenure at Lehman Brothers and Bank of America, Mr. Laszlo spent approximately one year as the Chief Operating Officer and Head of Business Development at Eagle Rock Capital Management, LLC, a New York-based multi-strategy hedge fund.  Mr. Laszlo has been involved in transactions totaling more than $20 billion of equity issuance over the course of his career. Mr. Laszlo serves on the Advisory Board of Falconhead Capital Management, a private equity firm based in New York City.  He also serves on the board of directors of Rita’s Franchise Company, a leading franchise company focused on frozen treats.  Previously, Mr. Laszlo served on the board of directors of Radar Detection Holdings Corp. (or Escort Radar), a leading designer, manufacturer and distributor of highway radar and laser detectors.  Mr. Laszlo began his career as an attorney with Philadelphia, Pennsylvania-based Rawle & Henderson, the nation's oldest law firm.  We believe that Mr. Laszlo’s professional background, including his extensive financial advisory and financing experience, make him well qualified to serve as a member of the Company’s board of directors.

RLJ Entertainment, Inc.

Name	Director Since	Age	Principal Occupation and Business Experience During Past Five Years and Other Directorships

Scott Royster	2014	50
Mr. Royster has served as a member of the Company’s board of directors since January 2014.  Mr. Royster is an entrepreneur and has co-founded two companies in the education sector – Latimer Education, Inc. (or Latimer) and Maarifa Edu Holdings Limited (or Maarifa).  Since September 2009 he has served as Chairman of Latimer and, since August 2014, as Chief Executive Officer of Maarifa.  Latimer, based in Washington, DC, is an education company serving the higher education needs of African-Americans in the USA, and Maarifa is an education company that acquires and operates private universities in Africa and is based in Nairobi, Kenya.  From November 2008 until the formation of Latimer, Mr. Royster was engaged in planning for the formation of Latimer and acted as a consultant to several companies. Mr. Royster served as Executive Vice President of Business Development and Chief Financial Officer of DigitalBridge Communications, an early-stage wireless technology company, from January 2008 to November 2008. From 2006 to 2008, Mr. Royster was a member of the board of directors for HRH, Inc. (NYSE: HRH), an insurance brokerage firm.  Between June 1996 to December 2007, Mr. Royster served as Executive Vice President and Chief Financial Officer of Radio One, Inc. (NASDAQ: ROIA and ROIAK), an owner/operator of major market radio stations and other media assets. We believe that Mr. Royster’s general business and media background, including his financial experience, make him well qualified to serve as a member of the Company’s board of directors.

Dayton Judd	2015	43
Mr. Judd is the Founder and Managing Partner of Sudbury Capital Management.  Prior to founding Sudbury, Mr. Judd worked from 2007 through 2011 as a Portfolio Manager at Q Investments, a multi-billion dollar hedge fund in Fort Worth, Texas. Prior to Q Investments, he worked with McKinsey & Company from 1996 through 1998, and again from 2000 through 2007.  Mr. Judd graduated from Brigham Young University in 1995 with a bachelor’s degree, summa cum laude, and a master’s degree, both in accounting.  He also earned an MBA with high distinction from Harvard Business School in 2000, where he was a Baker Scholar.  Mr. Judd is a Certified Public Accountant.

John Ziegelman	2015	51
Mr. Ziegelman is a portfolio manager for Wolverine Asset Management, LLC (“Wolverine”).  Prior to joining Wolverine in 2013, Mr. Ziegelman was the founder of Carpe Diem Capital Management (2001) and co-founder of Castle Creek Partners (1997); both firms were engaged in private placements and corporate restructurings.  Prior to Castle Creek Partners, Mr. Ziegelman worked at Citadel Investment Group and spent most of his early career as an investment banker, working for both Shearson Lehman Brothers and Kidder, Peabody & Co. in their real estate and corporate finance/M&A departments.  Mr. Ziegelman graduated from the University of Michigan in 1986 with a BA in Philosophy and Classical Archaeology and earned an MBA from the University of Chicago in 1993 concentrating his studies on finance and accounting.

Pursuant to the terms of the outstanding Preferred Stock, the holders of Series A-1 Preferred Stock designated John Ziegelman as a director, and the holders of Series A-2 Preferred Stock designated Dayton Judd as a director.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director Independence

Our Board reviewed the NASDAQ independence standards with regard to our directors, including whether specified transactions or relationships existed during the past three years, between our directors, or certain family members or affiliates of our directors, and RLJE, any of its subsidiaries, certain other affiliates, or our independent registered public accounting firm.  As a result of the review, our Board determined that Messrs. Brown, Laszlo, Royster, Judd and Ziegelman are “independent” as that term is used in NASDAQ Marketplace Rule 5605.  We do not know of any family relationships among or between any of our directors, executive officers, or key employees.  With regard to the independence of our directors regarding committee independence, see Board of Directors and Corporate Governance – Committees of the Board below.

RLJ Entertainment, Inc.

Board and Committee Meetings; Annual Meeting Attendance

During 2014, the Board held six meetings.  Each of the directors attended more than 75% of the total number of board of directors and committee meetings he or she was eligible to attend.

The Company does not have a formal written policy requiring directors to attend the Annual Meeting, although directors are encouraged to attend. Four directors attended the 2014 annual meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires RLJE’s directors, executive officers and the beneficial holders of more than 10% of a registered class of RLJE’s equity securities to file initial reports of ownership and changes in ownership of common stock and other equity securities of RLJE with the Securities and Exchange Commission (or SEC).  Based solely on a review of copies of reports filed with the SEC and written representations by certain officers and directors, we believe that all of our officers, directors and stockholders subject to the reporting requirements of Section 16(a) filed all of their reports related to non-exempt transactions on a timely basis during the fiscal year ended December 31, 2014.  We also believe these persons filed all of their reports related to exempt transactions on a timely basis during the fiscal year ended December 31, 2014.

Code of Ethics and Governance Guidelines

We have a Code of Ethics and Business Conduct Policy that applies to all of our employees, including our principal executive officer and principal financial and accounting officer, and to our directors.  We have posted the Code of Ethics and Business Conduct Policy under the menu “Investors – Corporate Governance” on our website at www.rljentertainment.com.  If we waive any material portion of our Code of Ethics and Business Conduct Policy that applies to our principal executive officer or principal financial and accounting officer or amend the Code of Ethics and Business Conduct Policy (other than technical, administrative or other non-substantive amendments), we will disclose that fact on our website at www.rljentertainment.com within four business days.

Committees of the Board

Audit Committee. The Company has an Audit Committee, and the committee held seven meetings during 2014. During 2014, our Audit Committee was comprised of Messrs. Edwards, Royster, and Laszlo (Chairman), with Mr. Sinclair as an observer. Effective January 22, 2014, Mr. Royster was added to the Audit Committee, and effective February 25, 2014, Mr. Goldfarb was removed from the Audit Committee. The Board determined that Messrs. Edwards, Royster, and Laszlo were independent as that term is used in NASDAQ Marketplace Rule 5605 and in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 and that Mr. Royster is an “audit committee financial expert,” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K. In connection with the reduction of the Board to seven members, Mr. Edwards has resigned, and it is anticipated that the Board will fill this vacancy from among its members at the next Board meeting.

Compensation Committee. The Company has a Compensation Committee, and the committee held two meetings during 2014.  During 2014, our Compensation Committee was comprised of Messrs. Brown (Chairman), Goldfarb, and Sinclair. The Board determined that Messrs. Brown, Goldfarb, and Sinclair were independent as that term is used in NASDAQ Marketplace Rule 5605. In connection with the reduction of the Board to seven members, Messrs. Goldfarb and Sinclair have resigned, and it is anticipated that the Board will fill these vacancies from among its members at the next Board meeting.

Nominations and Governance Committee.  The Company has a Nominations and Governance Committee, and the committee held one meeting during 2014.  During 2014, our Nominations and Governance Committee was comprised of Messrs. Edwards and Goldfarb and Ms. Wardell (Chairman).  Effective February 25, 2014, Mr. Goldfarb was appointed to the Nominations and Governance Committee in lieu of Mr. Sinclair.  The Board determined that Messrs. Edwards and Goldfarb and Ms. Wardell were independent as that term is used in NASDAQ Marketplace Rule 5605. In connection with the reduction of the Board to seven members, Messrs. Edwards and Goldfarb and Ms. Wardell have resigned, and it is anticipated that the Board will fill these vacancies from among its members at the next Board meeting.

Director Nominations and Qualifications

Board Member Qualification Criteria. The Nominations and Governance Committee has adopted board member qualification criteria, which set forth the attributes and qualifications considered by the committee in evaluating nominees for director. The primary qualities and characteristics the committee looks for in nominees for director are:

•	Management and leadership experience;

RLJ Entertainment, Inc.

•	Relevant knowledge and diversity of background and experience; and
•	Personal and professional ethics, integrity and professionalism.

The committee also believes that the Board should be composed of individuals who have achieved a high level of distinction in business, law, education or public service and who possess one or more of the following specific qualities or skills:
•	Financial expertise;
•	General knowledge of the entertainment industry;
•	Legal or accounting experience; and
•	CEO, CFO or other senior management experience.

The Nominations and Governance Committee does not have a formal policy regarding the consideration of diversity in identifying director nominees. In determining whether to recommend a director nominee, the Nominations and Governance Committee considers and discusses diversity, among many other factors, with a broad view toward the needs of the entire board of directors. When identifying and recommending director nominees, the Nominations and Governance Committee views diversity expansively to include, without limitation, concepts such as race, gender, national origin, differences of viewpoint, professional experience, education, skill and other qualities or attributes that can contribute to board heterogeneity. The Nominations and Governance Committee believes that including diversity as one of the many factors considered in selecting director nominees is consistent with the committee's goal of creating a board of directors that best serves the needs of the Company and the interests of its stockholders.

Internal Process for Identifying Candidates. Members of the Nominations and Governance Committee or other directors or executive officers may, from time to time, identify potential candidates for nomination to the Board. All proposed nominees, including candidates recommended for nomination by stockholders in accordance with the procedures described below, will be evaluated in light of the board member qualification criteria and the projected needs of the Board at the time. The committee may retain a search firm to assist in identifying potential candidates for nomination to the Board. The search firm's responsibilities may include identifying and evaluating candidates believed to possess the qualities and characteristics set forth in the board member qualification criteria, providing background information on potential nominees and interviewing and screening nominees if requested to do so by the Nominations and Governance Committee. All of the current directors were interviewed by all members of the then-current Board, and based on their interviews and qualifications, were elected to the Board.  In connection with the Annual Meeting, the Nominations and Governance Committee has reviewed the qualifications of the current directors and recommended them to the Board for nomination for election by the stockholders at the Annual Meeting.

Stockholder Recommendations for Directors. The Nominations and Governance Committee will consider candidates recommended by stockholders for election to our board. A stockholder who wishes to recommend a candidate for evaluation by the committee should forward the candidate’s name, business or residence address, principal occupation or employment, and a description of the candidate's qualifications to the Chairman of the Nominations and Governance Committee, care of the Corporate Secretary, RLJ Entertainment, Inc., 8515 Georgia Avenue, Suite 650, Silver Spring, Maryland 20910.

In order for a candidate proposed by a stockholder to be considered by the committee for inclusion as a Board nominee at the 2016 Annual Meeting of Stockholders, the candidate must meet the board member qualification criteria described above and must be expressly interested and willing to serve as a director. In addition, the corporate secretary must receive the request for consideration and all required information no later than 5:00 p.m., local time, on January 12, 2016.

Proposals should be sent via registered, certified or express mail. The corporate secretary will send properly submitted stockholder recommendations to the chairman of the Nominations and Governance Committee. Individuals recommended to the committee by stockholders in accordance with these procedures will be evaluated by the committee in the same manner as individuals who are recommended through other means.

Article 12, Section 12.03 of our Bylaws also permits a stockholder to propose a candidate at an Annual Meeting of Stockholders who is not otherwise nominated by the Board through the process described above if the stockholder complies with the advance notice, information, and consent provisions contained in the Bylaws. To comply with the advance notice provision of the by-laws, a stockholder who wishes to nominate a director at the 2016 Annual Meeting of Stockholders must provide us written notice no earlier than January 12, 2016 and no later than February 11, 2016. You may contact our corporate secretary to obtain the specific information that must be provided with the advance notice.

RLJ Entertainment, Inc.

Leadership Structure

The positions of Chairman and Chief Executive Officer currently are separated at the Company. The Board believes that this structure best serves the Company’s needs at this time. The Board believes that its current structure helps maintain separate oversight of management. The Board intends to periodically review and consider whether the positions of Chairman and Chief Executive Officer should be combined or separated as part of its regular review of the effectiveness of our governance structure.

Board Role in Risk Oversight

The Board is actively involved in the oversight of risks that could affect the Company. This oversight is conducted at the Board level and, where relevant to a committee’s duties, through the committees of the Board. While the Board and its committees oversee risk management strategy, management is responsible for implementing and supervising day-to-day risk management processes. We believe this division of risk management responsibilities is the most effective approach for addressing the risks that the Company faces. The existing Board leadership structure discussed above encourages communication between management, the Chairman, and the independent directors. We believe that this communication improves the Company’s identification and implementation of effective risk management strategies.

Risk-Related Compensation Policies and Practices

The Compensation Committee has reviewed the risk profile of its executive and non-executive compensation programs. The Compensation Committee believes that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Communications with the Board

Individuals may communicate with the Board or any director by writing c/o RLJ Entertainment, Inc., 8515 Georgia Avenue, Suite 650, Silver Spring, Maryland 20910, attention Corporate Secretary. Communications to the non-employee directors may be sent to the same address. We promptly forward all such correspondence to the indicated directors.

RLJ Entertainment, Inc.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of June 10, 2015, with respect to the beneficial ownership of shares of our common stock owned by (i) each person, who, to our knowledge based on Schedules 13D or 13G or other reports filed with the SEC, is the beneficial owner of more than 5% of our outstanding common stock, (ii) each person who is a director, (iii) each Named Executive Officer, and (iv) all of our directors and executive officers as a group.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)	Percent of Common Stock(2)
RLJ SPAC Acquisition, LLC(3)	25,983,158	71.78%
Robert L. Johnson (3)	25,983,158	71.78%
JH Evergreen Management, LLC (4)	11,891,652	52.29%
Wolverine Asset Management, LLC (5)	1,398,996	9.99%
John Ziegelman (5)	1,398,996	9.99%
Sudbury Capital Fund, LP (6)	3,286,571	20.72%
Dayton Judd (6)	3,286,571	20.72%
Wexford Spectrum Investors (7)	2,773,523	19.53%
Peter Edwards (8)	1,979,337	14.00%
Morris Goldfarb (9)	1,588,765	11.12%
Drawbridge Special Opportunities Fund LP (10)	1,000,000	7.20%
Adage Capital Partners, L.P.(11)	859,750	6.42%
Miguel Penella (12)	183,518	1.42%
Andrew S. Wilson (14)	36,978	*
Tyrone Brown (13)	29,289	*
Andor (Andy) M. Laszlo (13)	31,289	*
Scott Royster (13)	19,944	*
All directors and executive officers as a group (8 persons)	30,969,743	76.26%

*Less than 1%

Notes to Beneficial Ownership Table:

(1)	Beneficial ownership is determined in accordance with SEC rules. For the number of shares beneficially owned by those listed above, we rely on information confirmed by each beneficial owner. Except as indicated by footnote below, each person named reportedly has sole voting and investment powers with respect to the common stock beneficially owned by that person, subject to applicable community property and similar laws. Except as indicated by footnote below, each owner’s mailing address is c/o RLJ Entertainment, Inc., 8515 Georgia Avenue, Suite 650, Silver Spring, Maryland 20910.
(2)	On June 10, 2015, there were 12,882,275 shares of common stock outstanding. Common stock not outstanding but which underlies preferred stock and warrants exercisable as of, or within, 60 days after June 10, 2015, is deemed to be outstanding for the purpose of computing the percentage of the common stock beneficially owned by each named person or entity (and the directors and executive officers as a group), but is not deemed to be outstanding for any other purpose. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on the record date.
(3)	The RLJ Companies, LLC is the sole manager and is the sole voting member of RLJ SPAC Acquisition, LLC. Robert L. Johnson is the sole manager and the sole voting member of The RLJ Companies, LLC (collectively RLJ). Mr. Johnson disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Includes 2,666,491 shares of common stock, warrants exercisable at $12 per share to purchase 3,816,667 shares of common stock, warrants exercisable at $1.50 per share to purchase 4,500,000 shares of common stock and 15,000 shares of Series B-2 Convertible Preferred Stock with a conversion price of $1 per share into 15,000,000 shares of common stock. The mailing address for RLJ is 3 Bethesda Metro Center, Suite 1000, Bethesda, Maryland 20814.

RLJ Entertainment, Inc.

(4)	Information presented regarding JH Evergreen Management, LLC (or JH Evergreen Management) is based solely on the Form 4/A filed on May 26, 2015, Schedule 13G/A filed on February 13, 2015 and Schedule 13G initially filed on October 15, 2012. The reporting persons include (i) JH Evergreen Management, a Delaware limited liability company; (ii) JH Partners Evergreen Fund, L.P., a Delaware limited partnership (or JH Evergreen); (iii) JH Investment Partners III, LP, A Delaware limited partnership (or JHIP III); (iv) JH Investment Partners GP Fund III, LLC, a Delaware limited liability company (or JHIP GP III); (v) Forrestal, LLC, a Delaware limited liability company (or Forrestal); and (vi) John C. Hansen. Includes 2,034,276 shares of common stock, warrants exercisable at $12 per share to purchase 134,114 shares of common stock, warrants exercisable at $1.50 per share to purchase 2,243,830 shares of common stock and 7,479.432 shares of Series B-1 Convertible Preferred Stock with a conversion price of $1 per share into 7,479,432 shares of common stock. The mailing address of JH Evergreen Management and the other affiliated filers is 451 Jackson Street, San Francisco, California 94111-1615. Mr. Hansen disclaimed beneficial ownership of such shares except to the extent of his pecuniary interest therein.
(5)
Information presented regarding Wolverine Asset Management, LLC is based in part on the Schedule 13-D filed on June 1, 2015.  The securities reported herein were purchased for the account of Wolverine Flagship Fund Trading Limited, a private investment fund managed by Wolverine Asset Management, LLC.  The reporting persons include (i) Wolverine Asset Management, LLC, an Illinois limited liability company, (ii) Wolverine Holdings, L.P., an Illinois limited partnership, (iii) Wolverine Trading Partners, Inc., an Illinois corporation, (iv) Christopher L. Gust, and (v) Robert R. Bellick.  The amount set forth as the beneficial ownership takes into account the Ownership Limitation (as defined below).  Without such Ownership Limitation, Wolverine’s beneficial ownership would be 5,220,370, which includes warrants exercisable at $12 per share to purchase 20,370 shares of common stock, warrants exercisable at $1.50 per share to purchase 1,200,000 shares of common stock and 4,000 shares of Series A-1 Convertible Preferred Stock with a conversion price of $1 per share into 4,000,000 shares of common stock.  The reporting persons are prohibited from converting any Series A-1 Convertible Preferred Stock or exercising certain warrants if as a result the reporting persons would beneficially own more than 9.99% of the outstanding Common Stock (the “Ownership Limitation”).  The mailing address for Wolverine and the other affiliated filers is 175 West Jackson Blvd., Suites 200 and 340 Chicago, Illinois 60604.

(6)
Information presented regarding Sudbury Capital Fund, LP (or Sudbury) is based solely on the Schedule 13-D/A filed on May 27, 2015.  The reporting persons include (i) Sudbury Capital Fund, LP, a Delaware limited partnership and pooled investment vehicle (or SCF); (ii) Sudbury Holdings, LLC a Delaware limited liability company (or SH); (iii) Sudbury Capital Management, LLC a Delaware limited liability company and the investment adviser (or SCM); (iv) Sudbury Capital GP, LP, a Delaware limited partnership and the general partner of the pooled investment vehicle (or SCGP) and (v) Dayton Judd, the Managing Member of SCM and Partner and Manager of SCGP (collectively the reporting persons).  Includes 290,143 shares of common stock, warrants exercisable at $12 per share to purchase 381,292 shares of common stock, warrants exercisable at $1.50 per share to purchase 600,000 shares of common stock and 2,000 shares of Series A-2 Convertible Preferred Stock with a conversion price of $1 per share into 2,000,000 shares of common stock.  The mailing address for Sudbury and the other affiliated filers is 878 S. Denton Tap Road, Suite 220, Coppell, TX 75019.

(7)	Information presented regarding Wexford Spectrum Investors LLC (or WSI) is based solely on the information provided in the Form 4 filed on January 8, 2015, Schedule 13G/A filed on January 16, 2015, Schedule 13G/A filed on February 14, 2014, Form 3 filed on February 25, 2013, Schedule 13G/A filed on February 11, 2013, and Schedule 13G initially filed on October 12, 2012. Wexford Capital LP (or Wexford Capital) may, by reason of its status as manager of WSI, be deemed to own beneficially the securities of which WSI possesses beneficial ownership. Wexford GP LLC (or Wexford GP) may, as the General Partner of Wexford Capital, be deemed to own beneficially the securities of which WSI possesses beneficial ownership. Each of Charles E. Davidson (or Davidson) and Joseph M. Jacobs (or Jacobs) may, by reason of his status as a controlling person of Wexford GP, be deemed to own beneficially the securities of which WSI possesses beneficial ownership. Each of Wexford Capital, Wexford GP, Davidson and Jacobs shares the power to vote and to dispose of the securities beneficially owned by WSI. Each of Wexford Capital, Wexford GP, Davidson and Jacobs disclaims beneficial ownership of the securities owned by WSI and this report shall not be deemed as an admission that they are the beneficial owners of such securities except, in the case of Davidson and Jacobs, to the extent of their respective interests in each member of WSI. Includes 1,452,523 shares of common stock and warrants exercisable at $12 per share to purchase 1,320,000 shares of common stock. The mailing address for WSI and the other affiliate filers is 411 West Putnam Avenue, Suite 125, Greenwich, Connecticut 06830.
(8)	Includes 721,812 shares of common stock, of which 14,306 shares of common stock are subject to restricted stock awards, warrants exercisable at $12 per share to purchase 607,525 shares of the common stock, warrants exercisable at $1.50 per share to purchase 150,000 shares of common stock and 500 shares of Series B-2 Convertible Preferred Stock with a conversion price of $1 per share into 500,000 shares of common stock.
(9)	Includes 188,765 shares of common stock, of which 14,306 shares of common stock are subject to restricted stock awards, warrants exercisable at $12 per share to purchase 100,000 shares of common stock, warrants exercisable at $1.50 per share to purchase 300,000 shares of common stock and 1,000 shares of Series B-2 Convertible Preferred Stock with a conversion price of $1 per share into 1,000,000 shares of common stock.

RLJ Entertainment, Inc.

(10)	Information presented regarding Drawbridge Special Opportunities Fund LP is based solely on the Schedule 13G filed on October 15, 2012 filed on behalf of (i) Drawbridge Special Opportunities Fund LP, a Delaware limited partnership, directly owns warrants to acquire shares of the Common stock as described herein; (ii) Drawbridge Special Opportunities GP LLC, a Delaware limited liability company, is the general partner of Drawbridge Special Opportunities Fund LP; (iii) Fortress Principal Investment Holdings IV LLC, a Delaware limited liability company, is the managing member of Drawbridge Special Opportunities GP LLC; (iv) Drawbridge Special Opportunities Advisors LLC, a Delaware limited liability company, is the investment manager of Drawbridge Special Opportunities Fund LP; (v) FIG LLC, a Delaware limited liability company, is the holder of all of the issued and outstanding interests of Drawbridge Special Opportunities Advisors LLC; (vi) Fortress Operating Entity I LP, a Delaware limited partnership, is the holder of all of the issued and outstanding interests of FIG LLC and Fortress Principal Investment Holdings IV LLC; (vii) FIG Corp., a Delaware corporation, is the general partner of Fortress Operating Entity I LP; and (viii) Fortress Investment Group LLC, a Delaware limited liability company, is the holder of all of the issued and outstanding shares of FIG Corp. Includes warrants exercisable at $12 per share to purchase 1,000,000 shares of common stock. The mailing address of Drawbridge Special Opportunities Fund LP and the other affiliated filers is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York 10105, Attention: Chief Compliance Officer.
(11)	Information presented regarding Adage Capital Partners, L.P. is based solely on the Schedule 13G filed on February 17, 2015 filed on behalf of (i) Adage Capital Partners L.P., a Delaware limited partnership (or ACP) directly owns common stock; (ii) Adage Capital Partners GP, L.L.C., a Delaware limited liability company (or ACPGP), as general partner of ACP; (iii) Adage Capital Advisors, L.L.C., a Delaware limited liability company (or ACA), as managing member of ACPGP, general partner of ACP; (iv) Robert Atchinson, as managing member of ACA, managing member of ACPGP, general partner of ACP; and (v) Phillip Gross, as managing member of ACA, managing member of ACPGP, general partner of ACP. Includes warrants exercisable at $12 per share to purchase 500,000 shares of common stock. The mailing address for ACP and the other affiliated filers is 200 Clarendon Street, 52nd Floor, Boston, Massachusetts 02116.
(12)	Includes 165,986 shares of common stock, of which 48,283 are subject to restricted stock awards, and warrants exercisable at $12 per share to purchase 33,626 shares of common stock.
(13)	Includes 14,306 shares of common stock subject to restricted stock awards.
(14)	Includes 29,315 shares of common stock subject to restricted stock awards.

RLJ Entertainment, Inc.

EXECUTIVE OFFICERS

The following table sets forth the name, age and position of each of our executive officers.

Name	Age	Position

Miguel Penella	46	Chief Executive Officer
Andrew Wilson	46	Chief Financial Officer

Biographical information for Mr. Penella is set forth above under “ELECTION OF DIRECTORS.”

Mr. Wilson was appointed as the Company’s Chief Financial Officer in May 2013.  Mr. Wilson was a private investor from January 2013 to May 2013. He served in executive positions with Discovery Communications, LLC, a media company with cable and free to air networks, from 2002 to December 2012.  He was CFO - Digital Distribution, Digital Media, Commerce & Education from March 2009 to December 2012 while also holding the role of SVP, Global Corporate Controller for the entire company from October 2009 to December 2012.  Mr. Wilson’s prior roles included Senior Vice President and CFO - Commerce & Education from October 2007 to February 2009, Vice President and Controller - International Networks Division from December 2003 to October 2007 and was Vice President and Divisional Controller - Consumer Products Division from March 2002 to December 2003. Prior to joining Discovery Communications, he was Director, Corporate Accounting and Reporting for Host Marriott Corporation (now called Host Hotels) from 1997 to 2002. Previously Mr. Wilson held management positions with Crown Books, a bookstore retailer, and Price Waterhouse LLP.

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

Our policy on related-person transactions is included in our revised Code of Ethics and Business Conduct Policy, which has been reviewed and approved by the Board effective as of October 3, 2012.  Our policy states that each executive officer, director or nominee for director will disclose to the Audit Committee of the Board the following information regarding a related-person transaction for review, approval or ratification by the Audit Committee:  (i) the name of the related-person (as defined by Item 404(a) of Regulation S-K under the Securities Exchange Act), and if he or she is an immediate family member of an executive officer, director or nominee for director, the nature of such relationship; (ii) the related-person’s interest in the transaction; (iii) the approximate dollar value of the amount involved in the transaction; (iv) the approximate dollar value of the amount of the related-person’s interest in the transaction; and (v) in the case of indebtedness, the largest total amount of principal outstanding since the beginning of our last fiscal year, the amount of principal outstanding as of the latest practicable date, the amount of principal paid since the beginning of our last fiscal year, and the rate or amount of interest payable on the indebtedness.

The Audit Committee’s decision whether or not to approve or ratify the related-person transaction is made in light of its determination as to whether consummation of the transaction is believed by the Audit Committee to not be or have been contrary to our best interests.  The Audit Committee may take into account the effect of a director’s related-person transaction on such person’s status as an independent member of our Board and eligibility to serve on Board committees under SEC and stock exchange rules, as applicable.

On October 3, 2012, in connection with the consummation of the Business Combination, the Company, RLJ Acquisition, Inc., JH Partners Evergreen Fund, L.P. (or JH Evergreen), JH Investment Partners III, LP (or JHIP III), JH Investment Partners GP Fund III, LLC (or JHIP GP III, and collectively the JH Parties), Drawbridge Special Opportunities Fund, LP, Miguel Penella, certain shareholders of Acorn, Peter Edwards as the Acorn Representative, RLJ SPAC Acquisition, LLC, William S. Cohen, Morris Goldfarb, and, as amended to add Wexford Spectrum Investors LLC, entered into an amended and restated registration rights agreement (the Registration Rights Agreement), pursuant to which the Company has agreed to register certain of its securities held by the stockholders who are a party to the Registration Rights Agreement under the Securities Act of 1933, as amended (the Securities Act). Such stockholders are entitled under such agreement to make up to three demands, excluding short form registration demands, that the Company register certain of its securities held by them for sale under the Securities Act. In addition, such stockholders have the right to include their securities in other registration statements filed by the Company.

RLJ Entertainment, Inc.

Upon consummation of the Business Combination, we issued unsecured subordinated promissory notes in the aggregate principal amount of $14.8 million to the selling preferred stockholders of Image, which included the JH Parties, and Messrs. Green, Avagliano and Hyde, who were former executive officers of the Company.  The unsecured subordinated notes bear interest at 12% per annum, of which 5.4% is payable in cash annually, and at our discretion the balance is either paid through the issuance of shares of our common stock valued at their then-current market price, or accrues and is added to principal, which is payable upon maturity. The subordinated notes mature on October 3, 2018 or six months after the latest stated maturity of the senior debt issued pursuant to the Credit Facility.  In May 2014, $1,805,000 interest was due on the promissory notes, of which $992,000 was added to principal and the balance was paid in cash. At December 31, 2014, our principal balance due pursuant to these notes was $16.0 million.

The RLJ Companies, LLC

On June 27, 2013, The RLJ Companies, LLC (whose sole manager and voting member is the Chairman of our board of directors) purchased from one of our vendors $3.5 million of contract obligations that we owed to the vendor.  These obligation were payable by us to the vendor through September 5, 2013.  Pursuant to the purchase, The RLJ Companies, LLC has become the account creditor with respect to these accounts, but the accounts were not otherwise modified, and the vendor continues to be the account creditor with respect to other outstanding accounts payable by us after September 5, 2013.  These purchased liabilities are included in accrued royalties and distribution fees in our consolidated balance sheets.

RLJ SPAC Acquisition, LLC

Mr. Robert L. Johnson through his company, RLJ SPAC Acquisition, LLC, has entered into a plan to purchase up to $2.0 million market value of our outstanding common stock from time to time over a 24 month period that began on June 19, 2013. Any purchases under the plan will be at the discretion of Lazard Capital Markets LLC in the open market or in privately negotiated transactions in compliance with applicable laws and regulations.  All $2.0 million of common stock may not be purchased during the twenty-four month period.  The Plan may be terminated by Mr. Johnson at any time.  During 2014 and 2013, RLJ SPAC Acquisition LLC purchased 128,665 and 232,531 shares of common stock, respectively.

RLJ Entertainment, Inc.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Compensation

The Company seeks to provide total compensation packages that are competitive, are tailored to the unique characteristics and needs of the Company within its industry and will adequately reward its executives for their roles in creating value for the Company’s stockholders. The Company seeks to be competitive in its executive compensation with other similarly situated companies in its industry. The compensation decisions regarding the Company’s executives are intended to be based on the Company’s need to attract individuals with the skills necessary to achieve its business plan, to reward those individuals fairly over time and to retain those individuals who continue to perform at or above the Company’s expectations. The Compensation Committee determines, or recommends to the Board for determination, the compensation paid to executive officers.

The Company intends that its executives’ compensation will consist of three primary components: salary, incentive bonus and stock-based awards issued under an incentive plan. The Company anticipates determining the appropriate level for each compensation component based in part, but not exclusively, on its view of internal equity and consistency, individual performance, the Company’s performance and other information deemed relevant and timely.

The Company recognized the need to develop a compensation strategy that would create incentives to retain executive team members and to offer an opportunity to participate in the Company’s future growth. The Company in 2013 received an analysis from Farient Advisors with respect to competitive pay practices and advice with respect to a compensation strategy.  Farient developed a peer group of companies comparable to the Company from a size and business standpoint.  The peer companies identified were:  Gaiam, Inc., Lions Gate Entertainment Corp., LodgeNet Interactive Corporation, Navarre Corp., NTN Buzztime Inc., Perform Group plc and Entertainment One LTD (the Peer Group). Farient provided the Company data with respect to the executive salaries, short-term cash incentives and long-term equity incentives provided by the Peer Group.

The Company on July 18, 2013, entered into an employment agreement with Mr. Penella, recognizing his promotion to Chief Executive Officer, and on June 10, 2013, entered into an employment agreement with Mr. Wilson, as the Company’s new Chief Financial Officer.  Mr. Penella’s agreement provides for a minimum annual base salary of $500,000, and Mr. Wilson’s agreement provides for a minimum annual base salary of $360,000.  The base salary levels were determined based upon comparisons with the salaries of the comparable officers in the Peer Group, with discretionary adjustments made by the Compensation Committee based upon its evaluation of internal equity and considerations with respect to attracting and retaining executive officers.

Also under the agreements, Mr. Penella and Mr. Wilson have an opportunity to earn an annual bonus, based on achieving certain corporate performance levels established by the Board of Directors.  Mr. Penella’s target annual bonus amount for 2014 was $400,000, and Mr. Wilson’s target annual bonus amount for 2014 was $110,000.  The bonus amounts were determined based upon comparisons with the bonuses of the comparable officers in the Peer Group with discretionary adjustments similar to the salary adjustments.  In each case, the bonus was subject to the Company achieving 97% of the earnings before income tax, depreciation, amortization, cash investment in content, interest expense, transaction and severance costs, warrants and stock-based compensation (or Adjusted EBITDA) or revenue targets proposed by management and approved and adopted by the Board of Directors.  The Adjusted EBITDA target was not met for the 2014 fiscal year, and as a result, Mr. Penella and Mr. Wilson did not receive a cash bonus for 2014.

In connection with entering into the employment agreements, Mr. Penella was awarded 128,756 shares of restricted stock, with 64,378 shares vesting on March 1, 2014, 32,189 shares vesting on January 1, 2015 and 32,189 shares vesting on January 1, 2016, and Mr. Wilson was awarded 52,631 shares of restricted stock, with 23,316 shares vesting on June 10, 2014, 14,658 shares vesting on June 10, 2015 and 14,657 shares vesting on June 10, 2016.  The value of the restricted stock awards were determined based upon comparisons with the awards to comparable officers in the Peer Group with discretionary adjustments similar to the salary adjustments.

In addition to the time vesting requirement, one-half of the shares which otherwise vest on each of these dates are subject to an additional condition of the Company achieving 97% of the Adjusted EBITDA or revenue targets proposed by management and approved and adopted by the Board of Directors, with respect to the preceding fiscal year.  If these targets are not satisfied for the particular year, one-half of the shares that would otherwise vest that fiscal year will be forfeited.  The Adjusted EBITDA target was not met for the 2014 fiscal year and, as a result, Mr. Penella forfeited 16,094 shares and Mr. Wilson forfeited 7,329 shares.

RLJ Entertainment, Inc.

On March 24, 2014, the Compensation Committee made one-time merit grants of 47,000 shares of restricted stock to Mr. Penella and 12,000 shares of restricted stock to Mr. Wilson, vesting over approximately 13 months with the majority subject to performance criteria based upon the completion of the refinancing of the Company’s bank debt. In September 2014, the performance criteria of completion of the bank refinancing was met, and 35,800 shares vested for Mr. Penella and 7,800 shares vested for Mr. Wilson. The remaining shares are subject to time vesting and are expected to vest in April 2015.

Director Compensation

The non-executive members of our board of directors receive an annual retainer of $50,000, paid quarterly.  In addition, the non-executive directors are reimbursed for reasonable travel expenses to attend Board or committee meetings.  Executives who serve as directors receive no additional compensation for their service as directors, and Mr. Ziegelman has waived receipt of director compensation.

For fiscal year 2014, each of our non-executive directors was each granted a restricted stock award for 14,306 shares of common stock, valued at $50,000 based upon the five-day trailing average closing stock price of $3.495.  The restricted stock awards vest 100% on the earlier of the one-year anniversary of the date of grant or the date of the Annual Meeting of Shareholders, provided the recipient continues to serve as a director. In addition, an additional restricted stock award was granted when Mr. Royster joined the board of directors on January 22, 2014 for 5,638 shares, based upon the five-day trailing average closing stock price of $4.738 and prorated for his services through the annual meeting of stockholders held in August 2014 when the shares vested.

Compensation Committee Information

The Board has established a Compensation Committee that, among other duties, reviews and approves compensation paid to the Company’s executive officers and directors and administers an incentive plan. The Compensation Committee is charged with performing an annual review of the Company’s executive officers’ cash compensation, bonus and equity holdings to determine whether they provide adequate incentives and motivation to executive officers and whether they adequately compensate the executive officers relative to comparable officers in other companies. In addition to the guidance provided by the Compensation Committee, the Company may utilize the services of third parties from time to time in connection with the hiring and compensation awarded to executive employees. This may include subscriptions to executive compensation surveys and other databases.

Compensation Consultant Information

Pursuant to the Compensation Committee charter, the decision to retain an independent consultant (as well as other advisors) is at the sole discretion of the Compensation Committee, and any such independent consultant works at the direction of the Compensation Committee. In 2012, the Compensation Committee selected and engaged Farient Advisors LLC (or Farient) as its independent consultant.

The Compensation Committee worked extensively with Farient in the first half of 2013 to design the terms of Mr. Penella’s and Mr. Wilson’s employment agreements. In establishing the 2013 executive compensation levels, the Compensation Committee Chairman worked with Farient to determine the scope of work to be performed to assist the Compensation Committee in its decision making processes. In conducting its work on 2013 executive compensation levels for the Compensation Committee, Farient also interacted with other members of the Compensation Committee. In 2014, the Compensation Committee began work with Farient on an employee stock plan design, which is currently under consideration.

As noted above, Farient provided the Compensation Committee with competitive pay analysis regarding both the broader market and the seven companies in the Peer Group.  Farient attended Compensation Committee meetings and, upon request by the Compensation Committee, executive sessions to provide advice and counsel regarding decisions facing the Compensation Committee.

RLJ Entertainment, Inc.

Role of Executives in Establishing Compensation

The Compensation Committee believes management input is important to the overall effectiveness of the Company’s executive compensation program. The Compensation Committee believes that even the best advice of an independent consultant must be combined with management input and the business judgment of the Compensation Committee members to arrive at a proper alignment of compensation philosophy, programs and practices. The Chief Executive Officer and Chief Financial Officer are the management members who interact most closely with the Compensation Committee. These individuals work with the Compensation Committee to provide their perspective on compensation strategies and how to align them with our business strategy. They also provide feedback on how well our compensation programs appear to be working.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Tyrone Brown, Chairman

RLJ Entertainment, Inc.

Summary Compensation Table for Fiscal Year 2014

The following table sets forth the compensation of those persons who served as our principal executive officer, principal financial officer and our other executive officers (collectively, the Named Executive Officers) for the fiscal year ended on December 31, 2014.

Name & Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	All Other Compensation ($)(2)	Total ($)

Miguel Penella,	2014	$500,000	––	$216,200	––	$10,400	$726,600
Chief Executive Officer	2013	472,756	––	691,420	––	10,200	1,174,376

Andrew Wilson,	2014	360,000	––	34,270	––	4,800	399,070
Chief Financial Officer	2013(3)	215,538	––	195,787	––	5,400	416,725

(1)	Fiscal year 2014 includes restricted stock grants of 47,000 shares for Mr. Penella and 12,000 shares for Mr. Wilson, each vesting over approximately 13 months with the majority of shares subject to certain performance criteria. The amounts shown represent the total grant date fair value of the grants computed in accordance with FASB ASC Topic 718. During 2014, the performance criteria of closing the bank refinancing was met and 35,800 shares vested for Mr. Penella and 7,800 shares vested for Mr. Wilson. The remaining time-based shares are expected to vest in 2015.

Fiscal year 2013 includes restricted stock grants of 128,756 shares for Mr. Penella and 52,631 shares for Mr. Wilson, each vesting over three years with 50% of the shares subject to certain performance criteria.  The amounts shown represent the total grant date fair value of the grants computed in accordance with FASB ASC Topic 718.  At the time of grant, it was not possible to predict with certainty the extent to which the performance criteria would be achieved or the extent to which the grants would ultimately be realized by the holders.  Subsequent to December 31, 2013, 25% of these shares granted to Mr. Penella and Mr. Wilson were forfeited based upon the failure to achieve the 2013 performance criteria.  During 2014, 25% of these shares vested on the first time-based vest dates.

(2)	Fiscal year 2014 includes:
(i)	For Mr. Penella, Company 401(k) match of $10,400.
(ii)	For Mr. Wilson, Company 401(k) match of $4,800.

Fiscal year 2013 includes:
(i)	For Mr. Penella, Company 401(k) match of $10,200.
(ii)	For Mr. Wilson, Company 401(k) match of $5,400.

(3)	Mr. Wilson was employed for part of 2013, beginning May 28, 2013.

Employment Agreements

We have entered into employment agreements with Messrs. Penella and Wilson.

Agreement with Mr. Penella

The agreement with Mr. Penella was effective as of July 18, 2013.  Certain terms of the agreement are summarized below.

Term.  Mr. Penella’s agreement provides that he will serve the Company as an employee under the terms of the agreement until terminated.

Base Compensation.  The agreement provides for minimum annual base salary of $500,000, subject to any increase as determined by the Board.

RLJ Entertainment, Inc.

Cash Bonus Opportunity.  Mr. Penella has an opportunity to earn an annual bonus, based on achieving certain corporate performance levels to be established by the Board. The annual bonus is set by the Board of Directors annually by March 31, and the annual bonus amount, subject to achieving the applicable performance levels, will not be less than $250,000. The annual bonus is subject to the Company achieving 97% of the earnings before income tax, depreciation, amortization, cash investment in content, interest expense, transaction and severance costs, warrants and stock-based compensation (or Adjusted EBITDA) or revenue targets proposed by management and approved and adopted by the Board, in its sole discretion.

Stock Grant.  Mr. Penella was awarded 128,756 shares of restricted stock, with 64,378 shares vesting on March 1, 2014, 32,189 shares vesting on January 1, 2015 and 32,189 shares vesting on January 1, 2016. One-half of the shares which otherwise vest on each of these dates are subject to an additional condition of the Company achieving 97% of the Adjusted EBITDA or revenue targets proposed by management and approved and adopted by the Board, in its sole discretion, for 2013, 2014 and 2015.  If these targets are not satisfied for the particular year, one-half of the shares that would otherwise vest will be forfeited.

Benefits.  Mr. Penella is entitled to certain insurance, fringe and leave benefits general available to senior executives of the Company. The agreement requires Mr. Penella to protect the confidentiality of the Company’s confidential information.  It further provides that for one year after termination he will not engage in any business which is substantially similar to the Company’s business and that for two years after termination he will not seek to solicit or hire the Company’s employees.

Severance Benefits.  The Company may terminate Mr. Penella’s employment for cause, without cause or upon death or disability, and Mr. Penella may terminate his employment for good reason or without cause.  If Mr. Penella’s employment is terminated by the Company without cause (other than upon death or disability) or Mr. Penella terminate his employment for good reason, he would be entitled to receive, for 12 months following termination (the “severance period”), his base salary as in effect immediately prior to termination and a pro rata annual bonus based upon the Company’s performance for the year in which termination occurs, if 97% of the performance target levels are met.  In addition, his benefits would continue for the severance period. Under the agreement, “cause” includes (a) material dishonesty, theft, misrepresentation, deceit or fraud, (b) negligence or insubordination (subject to certain rights of cure), (c) conviction for, or plea of nolo contendere to, a charge or commission of a felony or (d) material breach of the confidentiality, non-competition or non-solicitation provisions of the agreement (subject to certain rights of cure) and “good reason” includes (a) material diminution of Mr. Penella’s duties or responsibilities, (subject in either case to certain rights of cure), (b) a material breach by the Company of the agreement (subject to certain rights of cure) and (c) requiring Mr. Penella to relocate to an office on a regular basis that is more than 50 miles from the Company’s current principal executive offices.

Agreement with Mr. Wilson

The agreement with Mr. Wilson was effective as of June 10, 2013.  Certain terms of the agreement are summarized below.

Term.  Mr. Wilson’s agreements provides for a term of three years beginning on June 10, 2013, and subject to advance-notice termination provisions, shall automatically terminate unless renewed or extended pursuant to a separate written agreement executed by both parties.

Base Compensation.  The agreement provides for minimum annual base salary of $360,000, subject to any increase as determined by the Compensation Committee.

Cash Bonus Opportunity.  The agreement provides that Mr. Wilson has an opportunity to earn a bonus with respect to 2013, 2014 and 2015, based on achieving certain corporate and/or individual performance goals to be established by the Compensation Committee.  The annual bonus is set annually by March 31, and the annual bonus amount, subject to achieving the applicable performance levels, will not be less than $110,000.

Stock Grant.  Mr. Wilson was awarded 52,631 shares of restricted stock, vesting over a three-year period, with 23,316 shares vesting on the first anniversary of the agreement, 14,658 shares vesting on the second anniversary of the agreement and 14,657 shares vesting on the third anniversary of the agreement.  One-half of the shares which otherwise vest on each of the anniversaries is subject to an additional condition that the Company achieve certain Adjusted EBITDA or other financial targets established by management and approved by the Compensation Committee for the preceding fiscal year in which the shares would otherwise vest.  If these targets are not satisfied for the particular fiscal year, one-half of the shares that would otherwise vest will be forfeited.

RLJ Entertainment, Inc.

Benefits.  Mr. Wilson is entitled to certain insurance, fringe and leave benefits general available to senior executives of the Company. The agreement requires Mr. Wilson to protect the confidentiality of the Company’s confidential information, and it further provides that for two years after termination he will not seek to solicit or hire the Company’s employees.

Severance Benefits.  The Company may terminate Mr. Wilson’s employment for cause, without cause or upon death or disability.  If Mr. Wilson’s employment is terminated by the Company without cause (other than upon death or disability), he would be entitled to receive, for the lesser of six months or the remaining term under the agreement (the “severance period”), his base salary as in effect immediately prior to termination and a pro rata annual bonus based upon the Company’s performance for the year in which termination occurs.  In addition, his benefits would continue for the severance period. Under the agreement, “cause” includes (a) dishonesty, theft, misrepresentation, deceit or fraud, (b) negligence, incompetence or insubordination (subject to certain rights of cure), (c) conviction for, or plea of nolo contendere to, a charge or commission of a felony, (d) breach of a material provision of the Company’s employee handbook or (e) breach of the confidentiality or non-solicitation provisions of the agreement (subject to certain rights of cure).

RLJ Entertainment, Inc.

Outstanding Equity Awards at Fiscal Year End 2014

The following table includes all outstanding equity awards at December 31, 2014.

Name	Option Awards					Stock Awards
	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying exercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options	Option exercise price ($)	Option exercise date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)(1)
Miguel Penella	––	––	––	––	––	––	––	75,578	$150,400
Andrew Wilson	––	––	––	––	––	––	––	33,515	$66,695

(1)	The value of unearned shares is based upon the closing stock price at December 31, 2014 of $1.99 per share.

DIRECTOR COMPENSATION

The non-executive members of our board of directors receive an annual retainer of $50,000, paid quarterly.  In addition, the non-executive directors are reimbursed for reasonable travel expenses to attend Board or committee meetings.  Executive directors receive no additional compensation for their service as directors, and Mr. Ziegelman has waived receipt of director compensation.

For fiscal year 2014, each of our non-executive directors was each granted a restricted stock award, valued at $50,000, for 14,306 shares of common stock, based upon the five-day trailing average closing stock price of $3.495.  The restricted stock awards were granted under our 2012 Incentive Compensation Plan on August 14, 2014 and vest 100% on the earlier of the one-year anniversary of the date of grant or the date of the Annual Meeting of Shareholders, provided the recipient continues to serve as a director.

Director Compensation Table for Fiscal Year 2014

The following table sets forth information regarding the compensation earned by our non-executive directors in fiscal year 2014:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	All Other Compensation ($)	Total ($)

Tyrone Brown	$50,000	$49,928	$––	$––	$99,928
Peter Edwards	50,000	49,928	––	––	99,928
Morris Goldfarb	50,000	49,928	––	––	99,928
Robert L. Johnson	249,999	––	––	––	249,999
Andor (Andy) M. Laszlo	50,000	49,928	––	––	99,928
Scott Royster(3)	50,000	78,117	––	––	128,117
H. Van Sinclair	50,000	49,928	––	––	99,928
Lisa Wardell	50,000	49,928	––	––	99,928

RLJ Entertainment, Inc.

(1)	For independent directors, represents retainer fee paid quarterly. For Mr. Johnson, represents compensation for non-executive chairman services.

(2)	Amount represents the grant date fair value for restricted stock awards granted during fiscal year 2013. The per share grant date fair value of each of the restricted stock awards for 14,306 shares was $3.49. As of fiscal year end 2014, these shares had not vested.

(3)	Includes an additional restricted stock award granted when Mr. Royster joined the board of directors on January 22, 2014 for 5,638 shares, prorated for his services through the annual meeting of stockholders held in August 2014 when the shares vested. The per share grant date fair value of this award was $4.9999.

EQUITY COMPENSATION PLAN INFORMATION

Equity Compensation Plan Information

The following table sets forth certain information as of December 31, 2014 with respect to our equity compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance, aggregated by (i) all compensation plans previously approved by our security holders, and (ii) all compensation plans not previously approved by our security holders:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities referenced in the first column) (1)
Equity compensation plans approved by security holders	––	$––	787,668
Equity compensation plans not approved by security holders:	––	––	––

Total	––	$––	787,668

(1)	Represents shares available for grant in the future under our 2012 Incentive Compensation Plan.

AUDIT COMMITTEE REPORT

The Board maintains an Audit Committee, currently composed of two of the Company’s independent directors. Prior to the recent resignation of Mr. Edwards, the Audit Committee was composed of three independent members, and the Board expects to restore the committee composition to three independent members at the next Board meeting.  With the filling of the current vacancy, the Board and the Audit Committee believe that the Audit Committee’s membership will satisfy the applicable rules of the NASDAQ Stock Market and the SEC

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2014 and discussed them with management, including a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements and management’s assessment of the effectiveness of the Company’s internal controls over financial reporting.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examination and the overall quality of the Company’s financial reporting.

RLJ Entertainment, Inc.

The Audit Committee reviewed with the independent registered public accounting firm their judgments as to the quality, and not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 16, Communication with Audit Committees. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm their independence from management and the Company.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the 2014 audited financial statements be included in Company’s Annual Report for filing with the SEC.

AUDIT COMMITTEE

Andor M. Laszlo, Chairman Scott Royster

PRINCIPAL ACCOUNTANT

The following table summarizes the aggregate fees billed for professional services provided by KPMG LLP related to the fiscal year ended December 31, 2014 and provided by BDO USA, LLP related to the fiscal years ended December 31, 2014 and 2013.

	2014-KPMG	2013-BDO
Audit Fees	$450,000	$577,000
Audit-Related Fees	––	––
Tax Fees	125,000	11,000
All Other Fees	––	––

Total Fees	$575,000	$588,000

Audit Fees.  Audit fees consisted of fees billed for professional services rendered for: (i) the audit of our consolidated financial statements; (ii) the review of interim consolidated financial statements for our quarterly filings; and (iii) any services that are normally provided by our principal accountant in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.  There were no audit-related fees during the fiscal years ended December 31, 2014 and 2013.

Tax Fees.  KPMG LLP provided tax advice and compliance services but did not provide tax planning for us in fiscal year ended December 31, 2014.  BDO USA, LLP provided tax advice and compliance services but did not provide tax planning for us in fiscal years ended December 31, 2014 and 2013.

All Other Fees. There were no other fees during the fiscal years ended December 31, 2014 and 2013.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our Audit Committee’s policy is to pre-approve the audit and non-audit services provided by the independent registered public accounting firm, in order to assure that the provision of such services does not impair the auditor’s independence.  As provided in our Audit Committee Charter, our Audit Committee believes that the combination of general pre-approval of certain types of audit services (e.g., quarterly reviews, annual audit and review of certain other documents filed with the SEC) and specific pre-approval of other services results in an effective and efficient procedure to pre-approve services performed by the independent registered public accounting firm.  Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee.  In determining whether to grant general or specific pre-approval, our Audit Committee will consider whether such services are consistent with the applicable rules and regulations on auditor independence.  The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period.  Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. With respect to each proposed pre-approved service, the independent registered public accounting firm is required to provide to the Audit Committee detailed back-up documentation regarding the specific services to be provided.

RLJ Entertainment, Inc.

All of the fees paid to KPMG LLP in fiscal 2014 and BDO USA, LLP in fiscal 2014 and 2013 were pre-approved by the Audit Committee.  Our Audit Committee also considered whether the provision of services other than those described above under the heading of “Audit Fees” were compatible with maintaining the independence of KPMG LLP and BDO USA, LLP.

PROPOSAL 2:  RATIFY THE TERMS AND ISSUANCE OF OUR PREFERRED STOCK AND WARRANTS AND APPROVE THE ISSUANCE OF SUCH NUMBER OF SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE PREFERRED STOCK AND UPON EXERCISE OF THE WARRANTS, INCLUDING SHARES ISSUABLE PURSUANT TO THE ANTI-DILUTION PROVISIONS, EXCEEDING 19.99% OF OUR OUTSTANDING COMMON STOCK

Our Board of Directors is seeking our stockholders’ ratification of the terms and issuance of our Preferred Stock and Warrants and  our stockholders’ approval under applicable Nasdaq rules with respect to the issuance of 19.99% or more of the common stock outstanding upon conversion of the Preferred Stock and exercise of the Warrants, including shares of our common stock issuable due to certain adjustments to the conversion price of the Preferred Stock and the exercise price of the Warrants (“Shareholder Approval”).  The issuance and sale of shares of Preferred Stock and the Warrants are collectively referred to herein as the “Financing.”

Background and Reasons for the Financing

We entered into the Financing in order to raise funds necessary for general working capital purposes. Upon the closing of the Financing, we raised $31.0 million in proceeds, including $22.5 million in cash and $8.5 million through the exchange of subordinated notes.  We may receive up to an additional $14.0 million in proceeds upon the full exercise of the Warrants.

On May 14, 2015, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain accredited investors, including RLJ SPAC Acquisition, LLC (a limited liability company controlled by Robert L. Johnson, the chairman of our board of directors, “RLJ SPAC”), Peter Edwards, a member of the board, Morris Goldfarb, a member of the board, Wolverine Flagship Fund Trading Limited and Sudbury Capital Fund, L.P. Pursuant to the terms of the Purchase Agreement, on May 20, 2015 we issued (a) to Wolverine, 4,000 shares of Series A-1 Convertible Preferred Stock (the “Series A-1 Preferred Stock”) at the stated value of $1,000.00 per share; (b) to Sudbury, 2,000 shares of Series A-2 Convertible Preferred Stock (the “Series A-2 Preferred Stock”) at the stated value of $1,000.00 per share; (c) to RLJ SPAC, Messrs. Edwards and Goldfarb and the holders of our subordinated notes, 25,100 shares of Series B Convertible Preferred Stock (the “Series B Preferred Stock” and together with the Series A-1 Preferred Stock and Series A-2 Preferred Stock, the “Preferred Stock”) at the stated value of $1,000.00 per share; and (d) to each investor, warrants to purchase a number of shares of common stock equal to 30% of such investor’s shares of common stock issuable upon conversion of such investor’s shares of Preferred Stock (the “Warrants”). In anticipation of the Financing, RLJ SPAC had purchased shares of the our Bridge Preferred Stock for $15 million in cash and exchanged the Bridge Preferred Stock for Series B Preferred Stock, and the holders of the subordinated notes exchanged approximately $8.5 million of subordinated notes for Series B Preferred Stock. The balance of the proceeds of approximately $7.5 million was paid in cash.  Of these proceeds, $10 million was used to make a partial prepayment of our senior loan, approximately $10.8 million was available for general corporate purposes and approximately $1.7 million used for prepayment fees and transaction expenses.

The Purchase Agreement requires us to seek to obtain Shareholder Approval for the issuance of the number of shares of  issuable upon the conversion of the Preferred Stock and the exercise of the Warrants exceeding 19.99% of the outstanding.

Our Board of Directors determined that the Financing was advisable and in our best interest and in the best interest of our stockholders. Further, the issuance of Preferred Stock and Warrants to Messrs. Johnson, Edwards and Goldfarb was approved by a special committee of the Board of Directors composed of three independent directors, and the special committee was advised with respect to the transaction by special independent counsel selected by the committee.

RLJ Entertainment, Inc.

Description of the Financing

The description below provides a summary of certain material terms of the Financing.

Rights and Preferences of the Preferred Stock

The following is a summary of certain material terms of the Preferred Stock under the Certificates of Designations that we filed with the Nevada Secretary of State on May 19, 2015.

•                      Dividends.  Dividends of the Preferred Stock are cumulative and accrue from the date of initial issuance at a rate of 8.0% per annum.  The first dividend payment date is required to be made on July 1, 2017 and subsequent dividends will be payable thereafter quarterly in arrears on the first day of each quarter and may be paid, at our discretion subject to certain conditions, in any combination of cash and shares of common stock.  If we are unable to pay a dividend due a failure to meet certain equity issuance conditions, the value of the dividend will accrue and be added to the stated value of the Preferred Stock.

•                       Dividend Adjustment. Upon the occurrence of certain events (a “Triggering Event”), which include without limitation, failure to file a registration statement as required under the Purchase Agreement, suspension from trading or failure of the common stock to be traded or listed on certain markets or exchanges, and bankruptcy events, through such time the that the Triggering Event is cured, dividends on the Preferred Stock will accrue at a rate of 15% per annum.

•                        Rank.  Unless otherwise agreed to by the investors, all shares of our capital stock, whether now existing or issued at a later date, shall be junior in rank to all shares of Preferred Stock with respect to the preferences as to dividends, distributions, and payments upon the liquidation, dissolution and winding up of the Company.  Furthermore, the rights of all such shares of our capital stock shall be subject to the rights, powers, preferences and privileges of the shares of Preferred Stock.

•                      Optional Conversion.  The conversion rate is determined by dividing (a) the stated value of each share of Preferred Stock plus all accrued dividends on such share (the “Conversion Amount”) by (b) the Conversion Price (the initial conversion price is $1.00 per share).  If we have not obtained Shareholder Approval, then we  may not issue, upon conversion of shares of Preferred Stock or exercise of the Warrants, a number of shares of common stock which, when aggregated with any other shares of common stock issued in connection with the conversion of shares of Preferred Stock and the exercise of any Warrants issued in pursuant to the Purchase Agreement, would exceed 2,577,865 shares of common stock, which is 19.99% of the shares of common stock outstanding on the trading day immediately preceding the date of the Purchase Agreement.

•                      Mandatory Conversion or Redemption at the Maturity Date.  On the Maturity Date (as defined below), unless we fail to meet certain equity conditions, we, at our option, will either (a) require each holder of shares of Preferred Stock to convert all such shares into common stock at a conversion price equal to the lower of the Conversion Price then in effect and 85% of the five-day average of the volume-weighted average price for the preceding five (5) trading days; or (b) redeem all of the shares of Preferred Stock at a purchase price equal to the Conversion Amount.

•                       Voting.  Other than in connection with certain actions that require the approval of the holders of Preferred Stock, such as the creation or issuance of a series of stock with equal or greater rights than the Preferred Stock, an increase or decrease in the authorized number of shares of Preferred Stock, payment of dividends or distributions on any shares of our capital stock junior in rank to the Preferred Stock, the holders of Preferred Stock shall have no voting rights except as required by law, including without limitation, the Nevada Revised Statutes.

•                      Change of Control Redemption Right.  Upon the consummation of certain transactions that result in a change of control of the Company, holders of shares of Preferred Stock may elect to have the Company redeem all or any portion of such holder’s shares of Preferred Stock at a premium.  Change of control redemptions have priority over payments to all other shareholders of the Company in connection with such change of control.

•                       Liquidation Preference.  Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company , holders of shares of Preferred Stock are entitled receive cash out of the assets in an amount per share of Preferred Stock equal to the greater of (a) the liquidation amount plus any accrued and unpaid dividends on the date of the payment and (b) the amount per share such shareholder would receive if it converted its shares of Preferred Stock into shares of common stock immediately prior to the date of the payment.  Any such distribution shall be paid prior to any amount being paid to holders of any shares of capital stock that are junior to the Preferred Stock.

RLJ Entertainment, Inc.

•                       Series A Board Representation.  Upon the issuance of the Preferred Stock, the Board was increased by two directors to eleven directors and holders of the Series A-1 Preferred Stock and the Series A-2 Preferred Stock each designated one individual to serve on the Board.  In addition, if outstanding shares of Series A-1 Preferred Stock represent at least 15% of the outstanding capital stock of the Company, the holder of the Series A-1 Preferred Stock will have the right to designate one additional member of the Board.  Within six months after the issuance of the Preferred Stock, the Board will be reduced to seven members.  The holders of Series A-1 Preferred Stock designated John Ziegelman as a director and the holders of Series A-2 Preferred Stock designated Dayton Judd as a director.

•                       Anti-dilution.  Subject to certain exceptions applicable only to Preferred Stock held by directors, officers and their affiliates, if we sell any shares of common stock for consideration per share less than the Conversion Price in effect immediately prior to such issuance or sale, then immediately after such issuance or sale, the Conversion Price will be reduced to such sale price.

•                       Maturity Date.  The Maturity Date is five years after the date that the Preferred Stock is issued; provided, however, the Maturity Date may be extended at the option of each holder of shares of Preferred Stock (a) if a Triggering Event occurs and is continuing or (b) through the date that is twenty business days after the Company consummates certain business combinations.

•                       Financial Covenants.  So long as Series A-1 Preferred Stock or the Series A-2 Preferred Stock remain outstanding, subject to certain exceptions, we are required not to incur new indebtedness for borrowed money and are required to comply with certain financial covenants set forth in our senior credit agreement.

Warrants

The Warrants are exercisable for a five year term from the date of issuance at an exercise price of $1.50 per share.  Subject to certain exceptions applicable only to Warrants held by directors, officers and their affiliates, if we sell any shares of common stock for consideration per share less than the exercise price in effect immediately prior to such issuance or sale, then immediately after such issuance or sale, the exercise price shall be reduced to such sale price.  Upon the occurrence of certain business combinations, either (a) the Warrants will be converted into the right to acquire shares of stock or other securities or property of the successor entity or (b) the holder of a Warrant can elect to require us to purchase the Warrant for the value of the unexercised portion of the Warrant.

Registration Rights Agreement

In connection with the closing, we entered into a registration rights agreement with the investors that requires, among other things and subject to certain exceptions, the Company to file a registration statement with the SEC seeking to register the common stock issuable upon conversion of the Preferred Stock and the exercise of the Warrants within thirty days after the closing.

Possible Effects on Rights of Existing Stockholders

The Preferred Stock is senior to our common stock with respect to dividends and liquidation preferences. Existing stockholders will suffer significant dilution in ownership interests and voting rights as a result of the issuance of shares of our common stock upon the conversion of the Preferred Stock. Upon conversion in full of the Preferred Stock at the conversion price of $1.00 per converted share of common stock, an aggregate of 31 million additional shares of common stock will be outstanding, and the ownership interest of our stockholders who do not hold Preferred Stock would be correspondingly reduced. The amount described above does not give effect to (i) the issuance of additional shares of common stock due to potential future anti-dilution adjustments on the Preferred Stock, (ii) the issuance of shares of common stock pursuant to the Warrants or other outstanding options and warrants or (iii) any other future issuances of our common stock. The sale into the public market of these shares also could materially and adversely affect the market price of our common stock.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE TERMS AND ISSUANCE OF OUR PREFERRED STOCK AND WARRANTS AND THE APPROVAL OF THE ISSUANCE OF SUCH NUMBR OF SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE PREFERRED STOCK AND UPON EXERCISE OF THE WARRANTS, INCLUDING SHARES ISSUABLE PURSUANT TO THE ANTI-DILUTION PROVISIONS, EXCEEDING 19.99% OF OUR OUTSTANDING COMMON STOCK.

RLJ Entertainment, Inc.

The affirmative vote of a majority of votes cast by holders of the common stock present at the Annual Meeting or represented by proxy is required for the approval of this proposal. For purposes of this proposal, abstentions and broker non-votes will not be counted in determining the number of votes necessary for the approval of this proposal.

We  have received voting agreements from directors, officer and certain institutional investors holding in the aggregate more than 50% of the common stock to vote in favor of Shareholder Approval.

PROPOSAL 3: VOTE ON AN ADVISORY BASIS ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing our stockholders with the opportunity to vote, on an advisory basis, on the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

Please review the section of this Proxy Statement entitled “Executive Compensation” for details regarding our executive compensation program. This section includes a description of the goals of our executive compensation program and the results of this program during 2014.

The advisory resolution set forth below, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on the executive compensation program for our Named Executive Officers. The “say-on-pay” proposal is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the executive compensation policies and practices described in this proxy statement. We will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders of RLJ Entertainment, Inc. approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission (Item 402 of Regulation S-K), including the Compensation Discussion and Analysis, the Summary Compensation Table and narrative discussions and the other related tables and disclosures.”

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

The affirmative vote of a majority of votes cast by holders of the common shares present at the Annual Meeting or represented by proxy is required for the approval of the resolution. For purposes of this proposal, abstentions and broker non-votes will not be counted in determining the number of votes necessary for the approval of the resolution.

PROPOSAL 4: RATIFY THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015

At the request of the Audit Committee, KPMG LLP will be nominated at the Annual Meeting for appointment as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2015 at a remuneration to be fixed by the Audit Committee.

Representatives of KPMG LLP are expected to be present at the Annual Meeting, and will have the opportunity to make a statement if they desire to do so, and to respond to appropriate questions from shareholders.

The affirmative vote of a majority of votes cast by holders of the common shares present at the Annual Meeting or represented by proxy is required for the appointment of KPMG LLP as our independent registered public accounting firm. For purposes of this proposal, abstentions and broker non-votes will not be counted in determining the number of votes necessary for the appointment of KPMG LLP as our independent registered public accounting firm.

RLJ Entertainment, Inc.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDING REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.

STOCKHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING

We contemplate holding our 2016 Annual Meeting in May 2016.  Accordingly, the deadline for submitting proposals for inclusion in our proxy materials for the 2016 Annual Meeting is January 12, 2016, by which date you must submit your proposal in writing to our Corporate Secretary at our principal executive offices at 8515 Georgia Avenue, Suite 650, Silver Spring, Maryland 20910.  We recommend that such proposals be sent by certified mail, return receipt requested.  Such proposals will also need to comply with the rules of the SEC regarding the inclusion of stockholder proposals in our proxy materials, and may be omitted if not in compliance with applicable requirements.

Stockholders that intend to present a proposal before the 2016 Annual Meeting but do not intend for the proposal to be included in our proxy materials for the 2016 Annual Meeting must provide notice of such proposal to our Corporate Secretary at the address indicated above no earlier than (i) January 12, 2016 and no later than (ii) February 11, 2016.  The notice of such proposal must comply with the applicable provisions of our Bylaws.

In addition, our Bylaws permit stockholders to nominate directors for election at a meeting of stockholders.  To nominate a director, the stockholder must provide the information required by our Bylaws.  In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our Bylaws, which for the 2016 Annual Meeting means that notice must be provided to our Corporate Secretary at the address indicated above no earlier than January 12, 2016 and no later than February 11, 2016.

For proposals that are timely filed, we retain discretion to vote proxies we receive provided that (1) we include in the proxy statement advice on the nature of the proposal and how we intend to exercise our voting discretion, and (2) the proponent does not issue a proxy statement.

HOUSEHOLDING OF PROXIES

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report or proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household annual reports and proxy materials, delivering a single annual report or proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. You may request to receive at any time a separate copy of our annual report or proxy statement, by sending a written request to RLJ Entertainment, Inc., 8515 Georgia Avenue, Suite 650, Silver Spring, Maryland 20910, Attention: Dawn Martens, or calling us at (301) 608-2115.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report or proxy statement in the future, please notify your broker if your shares are held in a brokerage account (or in "street name") or us if you are a stockholder of record.  If, at any time, you and another stockholder sharing the same address wish to participate in householding and prefer to receive a single copy of our annual report or proxy statement, please notify your broker if your shares are held in a brokerage account (or in "street name") or us if you are a stockholder of record.  You can notify us by sending a written request to RLJ Entertainment, Inc., 8515 Georgia Avenue, Suite 650, Silver Spring, Maryland 20910, Attention: Dawn Martens, or calling us at (301) 608-2115.

RLJ Entertainment, Inc.

OTHER MATTERS

Management does not know of any matters to be presented at the Annual Meeting other than those set forth herein and in the notice accompanying this proxy statement.

RLJ Entertainment, Inc.

RLJ ENTERTAINMENT, INC. C/O INVESTOR RELATIONS 8515 GEORGIA AVENUE, SUITE 650 SILVER SPRING, MARYLAND 20910
VOTE BY INTERNET - www.investorvote.com/RLJE
Use the Internet to transmit your voting instructions and for electronic delivery of information up until midnight. Eastern Time on July 30, 2015, the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-652-VOTE (8683)
Use any touch-tone telephone to transmit your voting instructions up until midnight Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage paid envelope we have provided.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

RLJ ENTERTAINMENT, INC.

Stockholder Proposals [PRELIMINARY COPY]

1.	Elect one Class II director nominated by the Board of Directors for a three-year term (Proposal 1).	For all nominees listed below (except as indicated) ☐	Withhold authority to vote for all nominees ☐
Nominees: 01 Miguel Penella (3-year term) (Instruction: To withhold authority to vote for any individual nominee(s), write the name(s) of such nominee(s) below.)

2.
Ratify the terms and issuance of our Series A-1 Convertible Preferred Stock, Series A-2 Convertible Preferred Stock, Series B-1 Convertible Preferred Stock and Series B-2 Convertible Preferred Stock (the “Preferred Stock) and warrants exercisable for an aggregate of 9,313,873 shares of common stock (the “Warrants”), and approve the issuance of such number of shares of common stock issuable upon conversion of the Preferred Stock and upon exercise of the Warrants, including shares issuable pursuant to the anti-dilution provisions, exceeding 19.99% of our outstanding common stock (Proposal 2).
		For ☐	Against ☐	Abstain ☐

3.	Vote on an advisory basis on the compensation of the named executive officers as disclosed in the accompanying proxy statement (Proposal 3).	For ☐	Against ☐	Abstain ☐

4.	Ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal 4).	For ☐	Against ☐	Abstain ☐

5.	The proxies are authorized to vote in their discretion upon such other business as may properly come before the Annual Meeting and any matters incident to the conduct of the Meeting.

Please date this Proxy and sign exactly as your name appears hereon.  If shares are jointly held, this Proxy should be signed by each joint owner. Executors, administrators, guardians or others signing in a fiduciary capacity should state their full titles.  A Proxy executed by a corporation should be signed in its name by its president or other authorized officer.  A Proxy executed by a partnership should be signed in its name by an authorized person.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Signature	Date	Signature (Joint Owners)	Date

RLJ ENTERTAINMENT, INC.

Proxy Solicited by the Board of Directors for the Annual Meeting of Stockholders

July 31, 2015

The undersigned appoints Andrew Wilson and Dawn Martens, and each of them, proxies (each with full power of substitution) to represent the undersigned at the RLJ Entertainment, Inc. Annual Meeting of Stockholders to be held on July 31, 2015, and any adjournments or postponements thereof and to vote the shares of the Company’s common stock held of record by the undersigned on June 10, 2015 as directed on the reverse side.

The shares represented by this Proxy will be voted as directed on the reverse side. If no direction is indicated, the shares represented by this Proxy will be voted FOR the election of one director in Proposal 1, FOR the ratification of the terms and issuance of our Preferred Stock and Warrants, and to approve the issuance of such number of shares of common stock issuable upon conversion of the Preferred Stock and Warrants, including shares issuable pursuant to the anti-dilution provisions, exceeding 19.99% of our outstanding common stock in Proposal 2, FOR approval of the compensation of the named executive officers in Proposal 3, and FOR the ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2015 in Proposal 4. The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement dated June 17, 2015.

PLEASE PROMPTLY COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENVELOPE PROVIDED.

PLEASE SIGN ON REVERSE SIDE